Exhibit 99.1

American Dairy Pays Down Convertible Notes
Ahead of Schedule

Beijing, China and Los Angeles, California, September 1, 2009 – American Dairy, Inc. (NYSE: ADY) (“American Dairy” or the “Company”), one of the leading producers and distributors of premium infant formula, milk powder and soybean, rice and walnut products in China, today announced that the Company paid down $33.95 million, or 75 percent of the fourth and final $46.0 million installment of its 1.0% Guaranteed Senior Secured Convertible Notes due 2012 (the “2012 Notes”), which were held by Citadel Equity Fund Ltd (“Citadel”), ahead of the scheduled October 15, 2009 deadline.  The Company would have been required to repay $34.5 million to Citadel in October, but the parties have agreed that Citadel was paid in full when it received $33.95 million on August 31, 2009.  The remaining payments to the other 2012 Note holders, equal to $11.5 million, will be repaid as originally scheduled by the end of October 2009.

Jonathan Chou, Chief Financial Officer of American Dairy, stated, “We are very pleased with our agreement with Citadel to retire their 2012 Notes, which will allow us to improve our capital structure and create additional cost savings for the Company.  Today’s announcement is consistent with our ongoing efforts to strengthen our balance sheet and further enhance our financial flexibility to help us support our ongoing growth in this unique and dynamic infant milk formula market.”

About American Dairy, Inc.
American Dairy, Inc. (NYSE: ADY) is one of the leading producers and distributors of premium infant formula, milk powder, and soybean, rice and walnut products in the People's Republic of China. American Dairy conducts operations in China through its wholly owned subsidiary, Feihe Dairy, and other subsidiaries. Founded in 1962, Feihe Dairy is headquartered in Beijing, China, and has processing and distribution facilities in Kedong, Qiqihaer, Baiquan, Gannan, Longjiang, Shanxi, and Langfang. Using proprietary processing techniques, American Dairy makes products that are specially formulated for particular ages, dietary needs and health concerns. American Dairy has over 200 company-owned milk collection stations, two dairy farms, six production facilities with an aggregate milk powder production capacity of approximately 1,220 tons per day and an extensive distribution network that reaches over 84,000 retail outlets throughout China. For more information about American Dairy, please visit http://www.americandairyinc.com.

Cautionary Note Regarding Forward-Looking Statements
This document contains forward-looking information about the Company’s operating results and business prospects that involve substantial risks and uncertainties.  Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about the Company’s plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words “may,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “could,” “would,” and similar expressions.  Because these forward-looking statements are subject to a number of risks and uncertainties, the Company’s actual results could differ materially from those expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008, quarterly report on Form 10-Q for its second quarter in 2009, and in current reports on Form 8-K filed with the United States Securities and Exchange Commission and available at www.sec.gov.  The Company assumes no obligation to update any such forward-looking statements.

CONTACT
Integrated Corporate Relations, Inc.
In the United States: Ashley Ammon: 1-203-682-8200
In China: Wei-Jung Yang: 86-10-6599-7968